EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Current Report on Form 8-K of Newfield Exploration Company (“Newfield”) to be filed with the Securities and Exchange Commission on November 12, 2004 and to the filing with such Form 8-K of our report dated March 3, 2004 on the consolidated financial statements of Inland Resources Inc. for the year ended December 31, 2003 and to the incorporation by reference of such report into Newfield Exploration Company’s previously filed Registration Statements on Form S-8 (Nos. 33‑72848, 33‑79826, 33‑92182, 333‑59383, 333‑55110, 333‑103348 and 333‑116191) and on Form S‑3 (Nos. 333‑32587, 333‑55630, 333‑71348, 333‑81583, 333‑103349 and 333‑103464).

/s/ HEIN & ASSOCIATES LLP

Hein & Associates LLP
Denver, Colorado

November 10, 2004